UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of report (Date of earliest event reported) September 22, 2006

PLY GEM HOLDINGS, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	333-114041	20-0645710
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

185 PLATTE CLAY WAY KEARNEY, MISSOURI	64060
(Address of principal executive offices)	(Zip Code)

(800) 800-2244
(Registrant’s Telephone Number, Including Area Code)

NOT APPLICABLE
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01     Entry into a Material Definitive Agreement.

As further described in Item 5.02 hereof, effective October 2, 2006, Ply Gem Industries, Inc. (the “Company”) agreed to terms of employment with Gary E. Robinette as the Company’s new President and Chief Executive Officer. The agreed upon terms of employment include the following:

The initial term of the agreement is for two years commencing with the effective date, after which it will automatically renew for successive one year terms, unless either party provides written notice of non-renewal no less than 60 days prior to the anniversary of the effective date. If the agreement is terminated by the Company without “cause” (as defined in the agreement) or Mr. Robinette resigns following a Material Adverse Change (as defined in the agreement), the Company must pay him his salary for a period of 24 months, provide him with continuation of medical and dental benefits at the Company’s cost for 24 months (or the date on which he becomes eligible to receive comparable benefits from another employer, if earlier), and pay him a “Bonus” (as defined in the agreement) with respect to the year of termination and the two years following termination (pro-rated for the second year following termination). The Company will also “gross up” Mr. Robinette for the amount of any golden parachute excise taxes imposed on such severance payments and benefits.

Mr. Robinette’s base annual salary will be no less than $530,000. The agreement provides that he may be entitled to receive an annual bonus of up to 100% of his base salary based on his achievement of “Executive Compensation Goals” determined by the Compensation Committee. Mr. Robinette is also entitled to participate in the Company’s employee benefit plans and to be reimbursed for his business expenses and certain relocation expenses. Mr. Robinette is also subject to confidentiality, non-competition and non-solicitation requirements under the agreement.

In connection with his execution of the agreement, Mr. Robinette purchased 7,434 shares of senior preferred stock, par value $0.01 per share, and 125,600 shares of common stock, par value $0.01 per share of Ply Gem Prime Holding, Inc. (the “Parent Company”) (of which 110,000 shares will be designated as “Incentive Stock” under the Parent Company’s stockholders’ agreement) for an aggregate consideration of $2,000,000. Mr. Robinette paid for these shares with a promissory note, issued by the Parent Company, which has a final maturity date of November 15, 2006. The issuance of these shares is subject to rescission in the event that Mr. Robinette does not commence employment with the Company.

ITEM 5.02     Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On September 22, 2006, the Company issued a press release announcing that Gary E. Robinette, 57, has been appointed President and Chief Executive Officer of Ply Gem Industries, Inc. effective October 2, 2006. See Item 1.01 above for a description of the terms of employment agreed to by the Company and Mr. Robinette. There are no relationships or related transactions between Mr. Robinette and the Company that would be required to be reported under Section 404(a) of Regulation S-K.

Since 1998, Mr. Robinette has served as Executive Vice President of Operations for Stock Building Supply, a leading supplier of building products and services to professional contractors. Mr. Robinette managed the company through an explosive growth period, including 60 acquisitions. He was instrumental in achieving significant cost reductions and revenue/profit improvements through reengineering, team building and leadership expertise.

Mr. Robinette succeeds Lee D. Meyer who announced in November 2005 that he would retire upon the selection of a new Chief Executive Officer.

Mr. Robinette will join the Boards of Directors of Ply Gem Holdings, Inc. and Ply Gem Industries, Inc. on October 2, 2006.

ITEM 9.01    Financial Statements and Exhibits

(d)	Exhibits

Exhibit	Description
99.1	Press Release dated September 22, 2006

SIGNATURES

    Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report on Form 8-K to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: September 22, 2006

PLY GEM HOLDINGS, INC.

By:  /s/ Shawn K. Poe

Name: Shawn K. Poe
                                    Title: Vice President, Chief Financial Officer,
                                            Treasurer and Secretary